Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 17, 2017, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, with respect to the consolidated financial statements of Zynex, Inc. for the year ended December 31, 2016 included in the Annual Report (Form 10-K) of Zynex, Inc. for the year ended December 31, 2016.

/s/ EKS&H LLP

September 6, 2017

Denver, Colorado